Exhibit 15
Pentair, Inc.
5500 Wayzata Boulevard
Suite 800
Golden Valley, Minnesota
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Pentair, Inc. and subsidiaries for the three-month periods ended April 3, 2010, and March 28, 2009, and have issued our report dated April 27, 2010. As indicated in our report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 3, 2010, is being incorporated by reference in Registration Statement No. 333-12561, 333-62475, 333-75166, 333-115429, 333-115430, 333-115432, 333-126693, 333-152458, and 333-160925.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Minneapolis, Minnesota
April 27, 2010